UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2014

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

375 Northridge Road, Suite 330
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

STOCK PURCHASE AGREEMENT

Overview

On November 19, 2014, Roberts Realty Investors, Inc. (the “Company,” “we”, or “us”) entered into a definitive Stock Purchase Agreement by and among the Company, Roberts Properties Residential, L.P. (the “Operating Partnership”), and A-III Investment Partners LLC (“A-III”), a joint venture between affiliates of Avenue Capital Group and C-III Capital Partners LLC, which is controlled by Island Capital Group LLC. Under the Stock Purchase Agreement, A-III has agreed to purchase $12.0 million of the Company’s common stock at a purchase price per share to be determined based on an estimate of the Company’s closing date net asset value, which is currently expected to be approximately $1.40 per share. At the closing, the Company also would issue to A-III warrants to purchase up to an additional $38.0 million of the Company’s common stock at an exercise price equal to the same purchase price per share. Based on the estimated purchase price of $1.40 per share, the Company would issue approximately 8,571,428 shares of the Company’s common stock at closing. The actual purchase price for the shares, number of shares to be issued and exercise price of the warrants will be determined immediately before closing and will be subject to a post-closing adjustment upon the sale of the Company’s four existing land parcels as discussed further below.

The transaction, which the Company’s board of directors unanimously approved, is subject to receipt of shareholder approval at a special meeting of the Company’s shareholders, expected to be held by mid-February 2015, and other customary closing conditions. Upon the closing, a change in control of the Company would result, with A-III becoming the largest single shareholder of the Company, owning approximately 46% of the Company’s outstanding shares of common stock, or approximately 41% on a diluted basis assuming conversion of the outstanding units of limited partnership interest of the Operating Partnership into Company common stock. Also upon the closing, the Company would repay all of its debt, would have approximately $1.75 million in working capital, and would be under new leadership.

A-III is a 50/50 joint venture between Infinity REIT Partners LLC and C-III REIT Manager LLC.

The sole member of Infinity REIT Partners LLC is Avenue Real Estate Management LLC, an affiliate of Avenue Capital Group, a global investment firm that manages approximately $14.1 billion in assets and is headquartered in New York, with offices in London, Luxembourg, Madrid, Munich, and four offices throughout Asia. The firm was founded in 1995 by Marc Lasry and Sonia Gardner. Avenue draws on the skills and experience of approximately 200 employees and its two founders.

The sole member of C-III REIT Manager LLC is C-III Capital Partners LLC, a leading commercial real estate services company engaged in a broad range of activities, including primary and special loan servicing (it is one of the largest special servicers in the U.S.), loan origination, fund management, CDO management, principal investment, online capital markets, title services and commercial and multifamily property management. C-III’s principal place of business is located in Irving, TX, with additional offices in New York, NY (C-III corporate and Island Capital headquarters), Greenville, SC and Nashville, TN. C-III Capital Partners is controlled by Island Capital Group LLC, a leading international real estate merchant banking firm specializing in real estate investing, real estate operating businesses and real estate securities. Island Capital was founded by Andrew Farkas in 2003 immediately following the merger of Insignia Financial Group Inc. (which he founded in 1990) with CB Richard Ellis.

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A-III is the sole member of A-III Manager LLC (the “Manager”), which will be the external manager for the Company upon the closing of the transaction. The Company expects that the Manager will use resources provided to it by A-III and its affiliates, as necessary.

Immediately after the closing, the Company’s board would be composed of seven directors: two directors affiliated with A-III, four new independent directors to be designated by A-III, and Mr. Charles S. Roberts, Roberts Realty’s President, Chief Executive Officer, and Chairman of the Board of Directors, who will continue to serve as a director of the Company (but not as Chairman) for one year after the closing. The Company’s current management would be replaced by the Manager, an external management company owned by A-III, pursuant to a management agreement between the Company and the Manager. Key personnel of the Manager or its affiliates will be appointed as officers of the Company. The Company’s headquarters would be moved to New York City and the name of the Company would be changed.

The post-closing Company is expected to pursue a flexible real estate investment strategy and does not currently anticipate developing and constructing Atlanta multifamily apartment communities. Given the change in focus of the Company’s business, the Company would sell its four land parcels (North Springs, Northridge, Highway 20, and Bradley Park), all of which are under development and are located in metropolitan Atlanta. The possible adjustment of the purchase price for the shares, the number of shares issued and the exercise price of the warrants relates to this planned sale of the Company’s properties.

Generally, under the Stock Purchase Agreement, the purchase price for the shares of common stock at the closing date would be calculated by first determining an estimated value that reflects, as of the closing date, (x) the value of the Company’s assets, including the sum of the estimated value of the real estate, the Company’s cash balance, and an agreed upon value of $3 million for the Company’s ongoing status as an SEC-reporting company, minus (y) the sum of the estimated selling costs for the properties, the amounts required to pay off the Company’s debt and the Company’s other closing date liabilities (including any costs associated with the matters described in “Loss of REIT Status” and Item 4.02 below). To determine the purchase price per share, the value so calculated would then be divided by the sum of (x) the number of shares of common stock issued and outstanding immediately before the closing date and (y) the number of shares of common stock for which the number of Operating Partnership units issued and outstanding immediately before the closing date may be redeemed. The Company currently estimates that the price per share as so calculated would be approximately $1.40 per share at the closing.

When the Company has sold all four of its existing properties, the above calculation would be made again, this time using the actual net sale proceeds received by the Company (gross sale proceeds less all actual selling costs) in selling the four properties. If the actual net sales proceeds are lower than the estimated amount used to calculate the purchase price per share at closing, then the calculation will result in a lower adjusted purchase price per share. In that case, the Company will issue to A-III, as a purchase price adjustment, an additional number of shares of common stock equal to the difference between (x) $12.0 million divided by the adjusted purchase price per share and (y) the number of shares issued to A-III at the closing. The exercise price of the warrants will also be reduced to be equal to the adjusted purchase price per share. The purchase price per share will also be adjusted to reflect any changes in the liabilities of the Company calculated in accordance with GAAP that arose on or before the closing date (other than certain post-closing obligations of the Company that are required to be accrued on or before the closing under GAAP accounting) that are discovered after the closing date and the final costs associated with the matters described in “Loss of REIT Status” and Item 4.02 below.

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Shareholder Approval at a Special Meeting

The Company’s board of directors has unanimously approved the following proposals and has directed that they be submitted to the Company’s shareholders for their approval:

(1)	the Stock Purchase Agreement, the issuance to A-III of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants pursuant to the Warrant Agreement described below, and the other transactions contemplated in the Stock Purchase Agreement and in the other transaction agreements described below (the “Investment Proposal”); and

(2)	the amendment to the Company’s articles of incorporation (the “Charter Amendment Proposal”) pursuant to Section 5.10 thereof in order to amend the definition of “Restriction Termination Date” in Section 5.1 thereof to make “Restriction Termination Date” mean the closing date of the transaction, thereby eliminating the ownership limits that are currently in the articles of incorporation. See “Loss of REIT Status” below.

The Company expects to file a preliminary proxy statement with the SEC in the near future related to a special meeting at which the two proposals will be presented to the Company’s shareholders for their approval. Shareholder approval of the Investment Proposal is required because the issuance of the shares of common stock along with the change in the composition of the board of directors will constitute a “change of control” under the rules of the NYSE MKT stock exchange. The required shareholder vote for the Investment Proposal is the affirmative vote of the holders of a majority of the votes cast at the shareholders meeting, assuming a quorum is present. Shareholder approval of the Charter Amendment Proposal is required because the amendment to the Company’s articles of incorporation requires shareholder approval under applicable Georgia law and the Company’s articles of incorporation. The required shareholder vote for the Charter Amendment Proposal is the affirmative vote of the holders of a majority of the votes entitled to be cast on the amendment, i.e., the holders of a majority of the Company’s outstanding shares of common stock. The approval of both the Investment Proposal and the Charter Amendment Proposal is required for us to consummate the Stock Purchase Agreement.

Representations and Warranties of the Company and the Operating Partnership

The Stock Purchase Agreement contains customary representations and warranties by the Company and the Operating Partnership relating to topics that include: their organization; authorization of the proposed transaction; enforceability of the Stock Purchase Agreement; capitalization; valid issuance of shares; no payment owed to brokers; governmental consents and filings; absence of legal actions; transactions with affiliates; registration and voting rights; absence of violations, defaults and conflicts; financial statements and Non-GAAP financial measures; compliance with laws and orders; certain changes since June 30, 2014; employee and ERISA matters; title to property; accounting and disclosure controls; compliance with the Sarbanes-Oxley Act; insurance; organizational documents; environmental and safety laws; data privacy; SEC reports; accuracy of the information about the Company in the proxy statement for the special meeting; material contracts; loans and guarantees; and taxes.

Representations and Warranties of A-III

The Stock Purchase Agreement contains customary representations and warranties by A-III relating to topics that include: its organization; authorization of the proposed transaction; enforceability of the Stock Purchase Agreement; absence of violations, defaults and conflicts; no required consents; purchases of the shares entirely for its own account; status as an accredited investor; brokers; governmental consents and filings; accuracy of the information about A-III, the directors proposed to be added to the board of directors on the closing date, and the description of the Management Agreement furnished by A-III for inclusion in the proxy statement for the special meeting; A-III’s financial capacity to pay for the shares and meet its other obligations under the Stock Purchase Agreement at closing; and absence of legal actions.

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Conditions to A-III’s Obligations to Close

The Stock Purchase Agreement contains customary conditions to A-III’s obligations to close the transaction that include: the accuracy at closing of the representations and warranties by the Company and the Operating Partnership; the performance by the Company and the Operating Partnership of all covenants, agreements, obligations and conditions contained in the Stock Purchase Agreement that are required to be performed or complied with by the Company or the Operating Partnership on or before the closing; there being no litigation of the nature specified in the Stock Purchase Agreement; delivery of a compliance certificate on behalf of the Company and the Operating Partnership; delivery of an opinion letter of Company counsel; delivery of an officer’s certificate as to factual matters that will support a future legal opinion regarding REIT qualification on behalf of the Company; the Company shall have an authorized board of directors of seven persons; execution and delivery of the transaction agreements other than the Stock Purchase Agreement; approval of the transaction and related matters, including the Charter Amendment, by the requisite votes of the Company’s shareholders at the special meeting; resignation of the Company’s officers and directors; and waiver by Roberts Properties, Inc. and Roberts Properties Construction, Inc. (which are wholly owned by Mr. Roberts) of any covenant on any of the Company’s properties and any special rights that entitle them to receive any compensation or provide any right to participate in the development or construction of any property and any related reimbursement, and of any other contract to participate in the development or construction of any property and any related reimbursement.

Other conditions to A-III’s obligations to close the transaction are that trading in the common stock on the NYSE MKT exchange shall not be suspended, the shares of the Common Stock shall not have been de-listed from the NYSE MKT exchange nor shall any such suspension of trading or de-listing be pending or threatened by the NYSE MKT exchange. In addition, the Company shall have received written assurance from the NYSE MKT exchange that the Company’s late filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2014 will not result in any de-listing. Notwithstanding the foregoing, if the Company has received a notification of non-compliance from the NYSE MKT exchange relating to the Company’s late filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2014 and for any other reason, the conditions described in this paragraph shall be deemed satisfied if (a) the Company has submitted a written compliance plan to the NYSE MKT exchange that is acceptable to A-III describing a plan to correct all of the instances of non-compliance set forth in the notification of non-compliance in accordance with applicable NYSE MKT rules and regulations (a “Listing Compliance Plan”), (b) the NYSE MKT exchange has accepted that Listing Compliance Plan in a written letter that states that the common stock will not be de-listed from the NYSE MKT exchange if the Company satisfies the terms and conditions of the Listing Compliance Plan, (c) the Company has satisfied or is in the process of satisfying the terms and conditions of the Listing Compliance Plan in accordance with its terms and (d) there is no other outstanding notice of non-compliance from the NYSE MKT exchange that has not been addressed in the Listing Compliance Plan and there is no other pending or threatened suspension in trading or delisting of the Company’s common stock by the NYSE MKT Exchange.

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Conditions to the Obligations of the Company and the Operating Partnership to Close

The Stock Purchase Agreement contains customary conditions to the obligations of the Company and the Operating Partnership to close the transaction that include: the accuracy at closing of the representations and warranties by A-III; the performance by A-III of all covenants, agreements, obligations and conditions contained in the Stock Purchase Agreement that are required to be performed or complied with by A-III on or before the closing; there being no litigation of the nature specified in the Stock Purchase Agreement; and approval of the transaction and related matters, including the Charter Amendment, by the requisite votes of the Company’s shareholders at the special meeting.

Covenants and Agreements

The Stock Purchase Agreement also includes customary covenants and agreements, including affirmative and negative covenants by the Company and the Operating Partnership to take, or not to take, certain actions before the closing. The covenants generally require the Company and the Operating Partnership, unless they receive the prior written approval of A-III, to operate in the normal course of business, except that the Company and the Operating Partnership have agreed: upon the request of A-III, to use commercially reasonable efforts to file amended federal, state and local income tax returns for its taxable years ended December 31, 2009 through December 31, 2013 reporting that the Company was taxed as a C corporation for federal income tax purposes; to continue to timely file all necessary SEC filings; to file any necessary amendments to the Company’s SEC filings relating to or arising out of the Company’s loss of its REIT status for the 2009 fiscal year or subsequent periods as determined after consultation with and as approved by A-III; not to issue additional shares or Operating Partnership units (except for (a) the redemption by the Operating Partnership of units in exchange for shares of common stock in accordance with the Partnership Agreement of the Operating Partnership and (b) issuance of units in exchange for shares of common stock in the manner approved by the board of directors in 2013); not to declare or pay any dividends or other distributions; not to create, incur or assume any indebtedness (other than Preapproved Loans as described in the following paragraph); not to increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants; not to modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, any material contract; and not to enter into any agreement that would be a material contract. Notwithstanding the agreement by the Company and the Operating Partnership not to enter into any material contract as noted above, A-III has acknowledged that the Company has negotiated the terms and conditions of a proposed sale of the Bradley Park property to an affiliate of Roberts Properties, Inc., which terms and conditions are set forth in a non-binding letter of intent, and that A-III has consented in writing to the sale of the Bradley Park property to such affiliate under a contract that is in all material respects consistent with the form of definitive purchase and sale contract provided by the Company to A-III, which contract reflects the material terms and conditions of the non-binding letter of intent.

The Stock Purchase Agreement permits the Company, during the period from its effective date to the closing date, to obtain “Preapproved Loans,” which is defined to mean (a) any refinancing of any mortgage loan secured by the North Springs, Bradley Park and Highway 20 properties on terms that are similar to the current terms of such existing loan (provided that the interest rate may be up to 1% per annum higher and the maturity date of any such refinanced or extended loan shall not be later than May 1, 2015), and (b) any loan or loans of up to $2,000,000 in aggregate principal amount secured by one or more of the Company’s properties that are on terms that are commercially reasonable for a loan of that nature; provided, however, that, before closing any loan under this clause (b), the Company must first consult with A-III regarding the terms and conditions of such loan and request the prior written consent of A-III of such loan.

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Other covenants and agreements in the Stock Purchase Agreement include the Company’s agreements to provide to A-III access to the Company’s books and records and to permit A-III to designate an observer to attend all meetings of the board of directors (with customary exceptions). The parties have agreed to use commercially reasonable efforts to consummate the transactions contemplated by the Stock Purchase Agreement as promptly as practicable. The Company and A-III also agreed to cooperate and consult with each other before issuing any press release or making any other public statement, announcement or SEC filing, including the proxy statement for the special meeting. The Company has agreed to promptly supplement or amend any disclosure schedule as required.

The Company has agreed (a) to take all action in accordance with the federal securities laws, applicable state law, the Company’s articles of incorporation and the Company’s bylaws necessary to call and give notice of the special meeting to obtain the required votes of the shareholders within 34 days following the date that the Company files its definitive proxy statement for the special meeting; (b) to use its commercially reasonable best efforts (x) to cause the meeting to be convened and held on the scheduled date, and (y) to obtain required votes of the shareholders; and (c) subject to Section 6.10 of the Stock Purchase Agreement as described in the following paragraph, to include in the proxy statement the recommendation of the board of directors that the shareholders approve the Stock Purchase Agreement, the issuance of the securities described above, the Charter Amendment, and the other transactions contemplated in the Stock Purchase Agreement and in the other transaction agreements.

Section 6.10 of the Stock Purchase Agreement prohibits the Company from soliciting, initiating, encouraging, facilitating or assisting any proposal from third parties to acquire any assets or capital stock of the Company. Notwithstanding the foregoing, before receiving the required shareholder approval as described above, the Company may, subject to the terms and conditions set forth in the Stock Purchase Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited acquisition proposal that the board of directors determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor (if any), constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the Stock Purchase Agreement). If the board of directors determines in good faith that such an unsolicited acquisition proposal constitutes a Superior Proposal and the Company complies with certain notice and other conditions set forth in the Stock Purchase Agreement, including providing A-III with a three business day period to match or improve upon such Superior Proposal, and A-III does not deliver a proposal matching or improving upon such Superior Proposal (as determined by the Company’s board of directors in good faith) within such three business day period, the Company may terminate the Stock Purchase Agreement to accept such Superior Proposal. In that event, the Company must pay A-III a $750,000 termination fee, plus a $250,000 expense reimbursement, substantially concurrently with such termination.

The Company agreed in the Stock Purchase Agreement that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of current or former officers or directors of the Company as provided in the articles of incorporation and bylaws of the Company and pursuant to the indemnification agreements between the Company and each of its officers and directors will continue in effect after closing. (See Indemnification Agreements for Officers and Directors below.) Further, the Company agreed in the Stock Purchase Agreement that for six years after the closing, to the fullest extent permitted under applicable law, the articles of incorporation and bylaws of the Company or pursuant to the indemnification agreements between the Company and each of its officers and directors, the Company will indemnify, defend and hold harmless each such officer or director against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or before the closing, including in connection with the transactions contemplated by the Stock Purchase Agreement. In addition, the Company agreed in the Stock Purchase Agreement that for six years after the closing, the Company will (a) maintain in effect, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately before the closing (or substitute policies that are no less favorable), or (b) obtain as of the closing “tail” insurance policies with a claims period of six years from the closing with coverage, amounts, terms and conditions that are no less favorable, in each case with respect to claims arising out of or relating to events that occurred before or at the closing (including in connection with the transactions contemplated by the Stock Purchase Agreement). If the Company or any of its successors or assigns (a) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any entity, then, and in either such case, the successors and assigns of the Company must assume all of the obligations of the Company described in this paragraph.

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A-III agreed in the Stock Purchase Agreement that the Company will repay in full at closing the Company’s mortgage indebtedness on the North Springs, Bradley Park and Highway 20 properties by using the proceeds from the sale of securities to A-III or possibly a new credit facility if one is obtained.

Post-Closing Covenants of the Company

The Stock Purchase Agreement includes certain post-closing covenants of the Company, including: immediately upon the completion of the closing, changing its corporate name to a name that does not include the word “Roberts”; and using its commercially reasonable best efforts to reincorporate as a Maryland corporation when the Manager recommends, and to change the name of the Company in connection with that reincorporation to a new name that is acceptable to the Manager. The Company also agreed that as soon as practicable after the closing, the Company will file a proxy statement with the SEC requesting the shareholders to approve an amendment to the Company’s articles of incorporation providing for (a) a reverse stock split with a ratio of approximately 1-for-10, the exact ratio (or range to be approved by the shareholders so that the board of directors will have discretion to select a ratio within that range) to be determined at the discretion of the board of directors; and (b) an increase in the authorized number of shares of common stock to 100,000,000 (after giving effect to the reverse stock split). For a period of 180 days after the closing, the Company has the right to request the reasonable assistance of employees of Roberts Properties, Inc. with respect to transition issues and questions relating to the Company’s properties and operations under the same reimbursement arrangements that are currently in place as described in the Company’s SEC filings.

Termination Rights

The Stock Purchase Agreement contains certain provisions giving each of the Company and A-III rights to terminate the Stock Purchase Agreement before the closing under certain circumstances (including certain rights to cure and materiality standards that are not detailed below), generally as described below:

•	by mutual consent of the Company and A-III (notwithstanding any approval of the Stock Purchase Agreement by the shareholders of the Company);
•	by the Company or A-III (notwithstanding any approval of the Stock Purchase Agreement by the shareholders of the Company), upon notice to the other party, if:
▪	there shall be in effect a final nonappealable order of a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement;
▪	the transactions contemplated by the Stock Purchase Agreement have not been consummated on or prior to the later of (A) the 35th day after the date on which the definitive proxy statement is first mailed to the Company’s shareholders and (B) seven days after the Company or A-III receives a notice of a specified breach that is capable of being cured; or

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▪	the Stock Purchase Agreement has been submitted to the shareholders of the Company for adoption at the special meeting and the requisite votes were not obtained at that meeting.
•	by A-III if:
▪	(A) the board of directors changes its recommendation that the shareholders vote for the proposed transaction, including the Charter Amendment, or (B) the Company shall have authorized, entered into, or announced its intention to enter into, an agreement with another entity for it to acquire the assets or capital stock of the Company;
▪	there shall have been a breach of any representation or warranty on the part of the Company;
▪	there shall have been a breach of any covenant or agreement on the part of the Company or the Operating Partnership; or
▪	if the Company incurs any Preapproved Loan under clause (b) of the definition of Preapproved Loans without the prior approval of A-III.
•	by the Company if:
▪	there shall have been a breach of any representation or warranty on the part of A-III;
▪	there shall have been a breach of any covenant or agreement on the part of A-III; or
▪	before receiving the requisite shareholder votes, the board of directors authorizes the Company to enter into an agreement with another entity for it to acquire the assets of capital stock of the Company in respect of a Superior Proposal.

Termination Fees

Termination Fees Payable to A-III

Generally, if (a) A-III terminates the Stock Purchase Agreement due to an Intentional Breach (as defined below) of any representation or warranty by the Company, or (b) A-III terminates the Stock Purchase Agreement due to a breach by the Company of any covenant or agreement, and the Company does not then have the right to terminate the Stock Purchase Agreement due to a breach by A-III of any representation or warranty or any covenant or agreement, then the Company must pay to A-III a $500,000 termination fee. If (a) A-III terminates the Stock Purchase Agreement because (i) the board of directors changes its recommendation that the shareholders vote for the proposed transaction, including the Charter Amendment, or (ii) the Company shall have authorized, entered into, or announced its intention to enter into, an agreement with another entity for it to acquire the assets or capital stock of the Company, or (b) the Company terminates the Stock Purchase Agreement because, before receiving the requisite shareholder votes, the board of directors authorizes the Company to enter into an agreement with another entity for it to acquire the assets or capital stock of the Company in respect of a Superior Proposal, then the Company must pay to A-III a $750,000 termination fee. (“Intentional Breach” means a breach of a representation or warranty that has been made with the Knowledge (as defined in the Stock Purchase Agreement) of the breaching party.)

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Reverse Termination Fee Payable to the Company

If (a) the Company terminates the Stock Purchase Agreement due to an Intentional Breach of any representation or warranty by A-III or (b) the Company terminates the Stock Purchase Agreement due to a breach by A-III of any covenant or agreement, and A-III does not then have the right to terminate the Stock Purchase Agreement due to a breach by the Company of any representation or warranty or any covenant or agreement, then A-III must pay to the Company a $500,000 reverse termination fee; provided, however, that the Company shall only be entitled to the reverse termination fee if A-III is not entitled to terminate the Stock Purchase Agreement for any reason specified in the termination provisions of the Stock Purchase Agreement.

Expense Reimbursement

If the Company or A-III is obligated to pay a termination fee or reverse termination fee, as applicable, then the applicable party shall also pay to the other party $250,000 as reimbursement for the out-of-pocket expenses, including legal fees, incurred by the party entitled to receive the termination fee or reverse termination fee, as applicable.

Other Claims

Notwithstanding anything to the contrary contained in the Stock Purchase Agreement, nothing in the Stock Purchase Agreement establishes a right on the part of any party to seek or pursue any claim, damages or other remedy for a default or breach by another party of its obligations under the Stock Purchase Agreement other than to exercise the termination right described above and the accompanying right to be paid a termination fee or reverse termination fee, as applicable, by the non-terminating party as described above and the right to receive the expense reimbursement from the non-terminating party as described above.

Other Transaction Agreements

The Stock Purchase Agreement requires the execution and delivery of a number of related agreements at closing, summaries of which are provided below.

Employment Agreement

In connection with the Stock Purchase Agreement, the Company and Mr. Roberts will enter into an Employment Agreement at closing, pursuant to which Mr. Roberts will serve as an Executive Vice President of the Company for one year from the date of the agreement, or until the sale of all four land parcels (North Springs, Northridge, Highway 20, and Bradley Park) is completed, if earlier. Mr. Roberts will be responsible for the marketing process for these properties, including positioning the properties for sale, identifying buyers, and negotiating terms of sale that are customary for similarly situated properties. All sales will be subject to approval by the Company’s board of directors, including by a majority of the independent members of the board. In that regard, the Company recently signed a letter of intent with a prospective purchaser, an affiliated company sponsored by Mr. Roberts, to sell its 22-acre Bradley Park property. The special committee of the board, advised by its own counsel, has reviewed and approved the letter of intent and the form of the purchase agreement contemplated thereby. A-III has also approved the form of the purchase agreement and consented to the sale on the terms reflected in the purchase agreement.

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The foregoing description of the Employment Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Employment Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit B, the terms of which are incorporated herein by reference.

Governance and Voting Agreement

The Company, A-III, and Mr. Roberts will enter into at closing a Governance and Voting Agreement, among other things, to provide for the composition of the new board of directors immediately following the closing of the transactions contemplated by the Stock Purchase Agreement and certain other related matters. Under the terms of the Governance and Voting Agreement, the new board will be composed of a total of seven directors, including two directors to be designated by A-III, four new independent directors designated by A-III satisfying the independence requirements of the applicable listing standards and SEC rules, and Mr. Roberts, who will serve on the new board until the first anniversary of the closing as described in more detail below. A-III will maintain its rights to designate two directors and to nominate four independent directors only if A-III and its members, and their respective affiliates, collectively maintain continuous beneficial ownership of an aggregate of at least 100% of the shares of common stock initially acquired at the Closing. One of the two A-III designees will be chairman of the board of directors.

Under the terms of the Governance and Voting Agreement, the Company and A-III will agree to nominate Mr. Roberts for re-election to the board at any meeting of the shareholders of the Company held after the closing and before the first anniversary of the closing date to consider a vote on the election of directors of the class in which Roberts serves (or, to the extent the Company has de-classified the board, which the parties acknowledge is the Company’s intent, to consider a vote on the election of all directors), and not to take any action that is designed to interfere with his election or re-election to the board during such one-year period. Mr. Roberts agrees to resign from the board immediately upon the first to occur of the following two events: (a) if he fails to continuously maintain beneficial ownership of at least 1,100,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and other similar adjustments to the shares of Common Stock) and (b) the first anniversary of the closing date.

From and after the Closing, A-III and Mr. Roberts agree to vote in favor of the election or re-election, as the case may be, of the directors designated by the parties under the Governance and Voting Agreement. A-III’s voting obligations with respect to the election of Roberts as a director will only apply while Mr. Roberts has the right to be nominated for election as a director, and Mr. Roberts’ obligations with respect to the election of the two A-III designees and the four independent directors shall terminate upon the first to occur of the termination of Mr. Roberts’ right to be nominated for election as a director and Mr. Roberts’ resignation from the board.

Mr. Roberts agrees to vote all shares of the Company’s capital stock beneficially owned by him and entitled to vote in favor of any resolution or proposal approved by a majority of the independent directors and recommended by the board for approval by shareholders of the Company, provided that his voting obligations will expire upon the first to occur of the termination of his right to be nominated for election as a director and his resignation from the board. Those matters may include any of the following matters, which the Company and A-III have stated that they intend to effectuate as soon as is practicable after the closing:

•	any proposal to reincorporate the Company as a Maryland corporation, whether through an affiliated merger or otherwise;

•	any proposal to de-classify the board;

•	any proposal to effectuate a reverse split of the common stock;

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•	any proposal to amend the Company’s articles of incorporation or bylaws to waive the application of the corporate opportunity doctrine to the two A-III designees with respect to investment opportunities identified by them or their affiliates for the benefit of the other investment funds and accounts managed by them or their affiliates; and

•	any proposal to adopt amended or restated articles of incorporation in furtherance of any of the foregoing matters that requires such an amendment or restatement.

Under the terms of the Governance and Voting Agreement, so long as A-III and its members, and their respective affiliates, collectively maintain continuous beneficial ownership of an aggregate of at least 100% of the shares of common stock initially acquired at the closing (subject to adjustment for stock splits, stock dividends and other similar adjustments to the shares of common stock), Mr. Roberts will maintain beneficial ownership of a sufficient number of shares of common stock that will allow A-III and Roberts to collectively maintain beneficial ownership of a majority of the shares of common stock outstanding upon the completion of the closing; provided, however, that Mr. Roberts’ obligations in this regard will expire upon the first to occur of the termination of his right to be nominated for election as a director and his resignation from the board. In no event will Mr. Roberts be required to purchase additional shares of common stock.

The foregoing description of the Governance and Voting Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Governance and Voting Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit C, the terms of which are incorporated herein by reference.

Management Agreement

The Company, the Operating Partnership, and the Manager will at closing enter into a Management Agreement, among other things, to provide for the day-to-day management of the Company by the Manager, including investment activities and operations of the Company and its properties. The Management Agreement requires the Manager to manage and administer the business activities and day-to-day operations of the Company and all of its subsidiaries in conformity with the Company’s investment guidelines and other policies that are approved and monitored by the Company’s board of directors. These investment guidelines and other policies may be modified and supplemented from time to time pursuant to approval by a majority of the entire board (which must include a majority of the independent directors) and the Manager’s investment committee.

The Manager will maintain an administrative services agreement with A-III, pursuant to which A-III and its affiliates, including Avenue Capital Group and C-III Capital Partners, will provide a management team along with appropriate support personnel for the Manager to deliver the management services to the Company. Under the terms of the Management Agreement, among other things, the Manager will refrain from any action that, in its reasonable judgment made in good faith, is not in compliance with the investment guidelines and would adversely and materially affect the qualification of the Company as a REIT (if applicable). The Management Agreement has an initial five-year term and will be automatically renewed for additional one-year terms thereafter unless terminated either by the Company or the Manager in accordance with applicable terms thereof.

For the services to be provided by the Manager under the terms of the Management Agreement, the Company is required to pay the Manager the following fees:

•	a base management fee equal to one-fourth of 1.50% of the Company’s total equity (as defined in the Management Agreement), calculated and payable quarterly in arrears in cash;

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•	a property management fee equal to 4.0% of the gross rental receipts received each month at the Company’s and its subsidiaries’ properties, calculated and payable monthly in arrears in cash;

•	an acquisition fee equal to 1.0% of the gross purchase price paid for any property or other investment acquired by the Company or any of its subsidiaries, subject to certain conditions and limitations and payable in arrears in cash with respect to all such acquisitions occurring after the date of the agreement;

•	a disposition fee equal to the lesser of (a) 50% of a market brokerage commission for such disposition and (b) 1.0% of the sale price with respect to any sale or other disposition by the Company or any of its subsidiaries of any property or other investment, subject to certain conditions and limitations and payable in arrears in cash with respect to all such dispositions occurring after the date of the agreement with certain exceptions (this disposition fee will not apply to the sale of the four properties that the Company currently owns); and

•	an incentive fee based on the Company’s adjusted net income (as defined in the Management Agreement) for the trailing four quarter period in excess of the hurdle amount (as defined in the Management Agreement), calculated and payable in arrears in cash on a rolling quarterly basis.

Additionally, the Manager is entitled to receive a termination fee from the Company under certain circumstances equal to four times the sum of (x) the average annual base management fee, (y) the average annual incentive fee, and (y) the average annual acquisition fees and disposition fees, in each case earned by the Manager in the most recently completed eight calendar quarters immediately preceding the termination.

The foregoing description of the Management Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Management Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit D, the terms of which are incorporated herein by reference.

Registration Rights Agreement

The Company and A-III will enter into at closing a Registration Rights Agreement, pursuant to which the Company has agreed, among other things, to file on or before the date that is 180 days after the closing date a shelf registration statement on Form S-11 or such other form then available to the Company. The registration statement will cover the resale from time to time of shares issued or to be issued to A-III under the Stock Purchase Agreement and the Warrant Agreement pursuant to Rule 415 by the holders of such securities. The Company has agreed to use its commercially reasonably best efforts to cause such shelf registration statement to be declared effective by the SEC as soon as practicable thereafter.

The foregoing description of the Registration Rights Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit E, the terms of which are incorporated herein by reference.

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Tax Protection Agreement

In July 2013, the Operating Partnership privately offered to investors who held both units of the Operating Partnership and shares of common stock the opportunity to contribute shares to the Operating Partnership in exchange for units (provided that the investors were “accredited investors” under SEC Rule 501 of Regulation D under the Securities Act of 1933, as amended). This offering remains open to such investors. The Company, the Operating Partnership, A-III, and the Manager will at closing enter into a Tax Protection Agreement to provide that the parties to such agreement will take the actions necessary to cause the Operating Partnership to continue the offering to such investors and to retain the shares it has previously acquired in the offering and any shares it acquires in the future in the offering.

The foregoing description of the Tax Protection Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Tax Protection Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit F, the terms of which are incorporated herein by reference.

Warrant Agreement

In connection with the Stock Purchase Agreement, the Company and A-III will at closing enter into a Warrant Agreement, pursuant to which the Company will issue to A-III warrants to purchase up to a number of shares of the Company’s common stock equal to $38.0 million divided by the purchase price per share as defined in the Stock Purchase Agreement, as adjusted to reflect the closing date net asset value and post-closing adjustment under the applicable terms thereof as more fully described above (subject to further adjustment for stock splits, stock dividends, and other similar stock adjustments during the exercise term of such warrants).

The Warrant Agreement expressly provides that A-III can exercise its warrants only by paying the exercise price in cash. In addition, under the terms of the Warrant Agreement, the agreement cannot be amended at any time to provide for the payment of the exercise price other than in cash, including by exchanging securities, including warrants, or by other form of cashless exercise.

The foregoing description of the Warrant Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit I, the terms of which are incorporated herein by reference.

Escrow Agreement

In connection with the signing of the Stock Purchase Agreement, A-III deposited $750,000 in cash with Commonwealth Land Title Insurance Company to be held in escrow under the terms of an Escrow Agreement dated as of the effective date of the Stock Purchase Agreement. The funds held in escrow will be used to satisfy A-III’s obligations, if triggered under the Stock Purchase Agreement, to pay the Company the $500,000 reverse termination fee and the $250,000 expense reimbursement under the terms of the Stock Purchase Agreement.

The foregoing description of the Escrow Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Escrow Agreement, a copy of which is attached to the Stock Purchase Agreement as Exhibit K, the terms of which are incorporated herein by reference.

Loss of REIT Status

During the due diligence phase of the transaction, an error was discovered in the calculation of the 95% gross income test for purposes of the Company’s qualification as a REIT under the Internal Revenue Code in the tax year ending December 31, 2009. As a result, the Company’s board of directors, including its audit committee, concluded on November 17, 2014 that the Company has failed to qualify to be taxed as a REIT for federal income tax purposes for the tax year ending December 31, 2009 and for the periods since that date, and, accordingly, the Company’s previously issued financial statements included in its SEC filings after December 31, 2008 should no longer be relied upon. With the assistance of its independent accountants, the Company is in the process of determining the effect of its failure to qualify as a REIT during those periods on the Company’s previously filed historical financial statements and on its interim financial statements for the three and nine month periods ended September 30, 2014. When the Company completes that determination, it will disclose it publicly and make any required SEC filings. (See Item 4.02 below.)

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The Company’s articles of incorporation presently limit ownership by any one shareholder to 3.7% of the outstanding shares of our common stock, except that Mr. Roberts can beneficially own up to 35% of the outstanding shares. These ownership restrictions are intended to help the Company comply with a REIT eligibility requirement that five or fewer individuals cannot own more than 50% of the value of the REIT’s stock during the last half of its taxable year. To permit A-III to invest $12.0 million, the Company agreed in the Stock Purchase Agreement to amend its articles of incorporation as provided in the Charter Amendment Proposal to eliminate the ownership restrictions as a condition to closing. The Company expects to be able to elect REIT status again in 2015 or 2016.

Certain Qualifications

The foregoing description of the Stock Purchase Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Stock Purchase Agreement (including the exhibits to it), a copy of which is attached hereto as Exhibit 10.1, the terms of which are incorporated herein by reference.

The Stock Purchase Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Operating Partnership, A-III, or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Stock Purchase Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Stock Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Stock Purchase Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Partnership, A-III, or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Stock Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

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INDEMNIFICATION AGREEMENT FOR DIRECTORS AND OFFICERS

On November 3, 2014, the Company’s board of directors approved a form of Indemnification Agreement for the Company’s directors and officers, and each of the Company’s directors and officers entered into an Indemnification Agreement in such form on November 19, 2014.

The Indemnification Agreement supplements the Company’s bylaws and Georgia law in providing certain indemnification rights to the Company’s directors and officers. The Indemnification Agreement provides, among other things, that the Company will indemnify its directors and officers to the fullest extent permitted by Georgia law and to any greater extent that Georgia law may in the future permit, including the advancement of legal fees and other expenses incurred by the directors or officers in connection with any threatened, pending or completed action, suit or proceeding, whether of a civil, criminal, administrative, or investigative nature, arising out of the individual’s service as a director or officer, subject to certain exclusions and procedures set forth in the Indemnification Agreement. The foregoing description is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The Company entered into the Stock Purchase Agreement on November 19, 2014 to sell the securities described in Item 1.01 in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Stock Purchase Agreement contains representations to support the Company’s reasonable belief that (a) A-III had access to information concerning the Company’s operations and financial condition, (b) A-III acquired the securities for its own account and not with a view to the distribution thereof in violation of the Securities Act, and (c) A-III is sophisticated within the meaning of Section 4(a)(2) of the Securities Act and is an “accredited investor” (as defined by Rule 501(a) under the Securities Act). In addition, the contemplated issuances do not involve any underwriters, underwriting discounts or commission, or any public offering; the Company made no solicitation in connection with the transaction other than communications with A-III and representatives of its principals; the Company obtained representations from A-III regarding its investment intent, experience and sophistication; and A-III either received or had access to adequate information about the Company in order to make an informed investment decision.

If and when issued, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities will bear legends to that effect. The securities may not be resold or offered in the United States without registration or an exemption from registration.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the due diligence phase of the transaction in connection with the Stock Purchase Agreement described in Item 1.01 above, an error was discovered in the calculation of the 95% gross income test for purposes of the Company’s qualification as a REIT under the Internal Revenue Code in the tax year ending December 31, 2009. As a result, the Company’s board of directors, including its audit committee, concluded on November 17, 2014 that the Company has failed to qualify to be taxed as a REIT for federal tax purposes for the tax year ending December 31, 2009 and for the periods since that date, and, accordingly, the Company’s previously issued financial statements included in its SEC filings after December 31, 2008 should no longer be relied upon. With the assistance of its independent accountant, the Company is in the process of determining the effect of its failure to qualify as a REIT during those periods on the Company’s previously filed historical financial statements and on its interim financial statements for the three and nine month periods ended September 30, 2014. When the Company completes that determination, it will disclose it publicly and make any required SEC filings. The Company’s board of directors, including its audit committee, discussed with the Company’s independent accountant the matters disclosed in this Item 4.02.

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The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 4.02 by reference.

Item 7.01  Regulation FD Disclosure.

Press Release

On November 19, 2014, we issued a press release in connection with the Stock Purchase Agreement and the transactions contemplated therein. A copy of the press release is furnished as Exhibit 99.1 hereto.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements relate to our intent, belief, or expectations regarding the Company’s future prospects and strategy, the determination of the effects of the Company’s failure to qualify as a REIT on its financial statements, the closing of the Stock Purchase Agreement, the timing of such closing, the estimated stock price per share and warrant exercise price, obtaining the required shareholder approval for the Stock Purchase Agreement and related matters and for the amendment to the Company’s articles of incorporation, and the Company’s election to become a REIT again. These statements involve risks and uncertainties that include: the timing, expense, and effects of the Company’s failure to qualify as a REIT and any corrective SEC filings that may be required as a result; the satisfaction of conditions to closing, including obtaining the requisite approval of the Company’s shareholders; the date of the special meeting of shareholders; the timing of the closing of the transaction; the actual net proceeds from the sale of the Company’s properties; the final purchase price per share and the final exercise price of the warrants as adjusted post-closing according to the Stock Purchase Agreement; and whether the Company will be able in the future to satisfy the IRS’ requirements to become a REIT again. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q entitled “Risk Factors.”

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the approval of the proposed issuance of securities to A-III by the Company, the proposed amendment of the Company’s articles of incorporation, and related matters. The Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. Shareholders of the Company are strongly advised to read all relevant documents filed with the SEC, including the Company’s definitive proxy information statement when it is filed with the SEC and mailed, because these documents will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, the Company will also provide copies of these documents for free to investors who direct their requests to Roberts Realty Investors, Inc., c/o Secretary, 375 Northridge Road, Suite 330, Atlanta, Georgia 30350.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 6, 2014. Investors may obtain additional information regarding the interest of those participants by reading the definitive proxy statement regarding the proposed transaction when it becomes available.

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Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement dated as of November 19, 2014 by and among Roberts Realty Investors, Inc., Roberts Properties Residential, L.P., and A-III Investment Partners LLC.

10.2	Form of Indemnification Agreement dated as of November 19, 2014 by and between Roberts Realty Investors, Inc. and each of its directors and officers.

99.1	Press release issued by Roberts Realty Investors, Inc. on November 19, 2014.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: November 19, 2014	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer

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